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                       DOBSON COMMUNICATIONS CORPORATION
                               OFFER TO EXCHANGE
                                      ITS
                  12 1/4% SENIOR EXCHANGEABLE PREFERRED STOCK
                                IN EXCHANGE FOR
                  12 1/4% SENIOR EXCHANGEABLE PREFERRED STOCK

To Our Clients:

    Enclosed for your consideration are the Prospectus, dated [           ],
1999 (the "Prospectus"), and the related Letter of Transmittal (which together with the Prospectus constitute the "Exchange Offer") in connection with the offer by Dobson Communications Corporation, an Oklahoma corporation (the "Company"), to exchange its 12 1/4% Senior Exchangeable Preferred Stock (the "New Shares") for any and all of its outstanding 12 1/4 Senior Exchangeable Preferred Stock initially issued on December 23, 1998 and all additional shares of its 12 1/4% Senior Exchangeable Preferred Stock issued in the payment of dividends thereon (the "Old Shares"), upon the terms and subject to the conditions set forth in the Exchange offer.

    We are the Registered Holder of Old Shares held for your account. An exchange of the Old Shares can be made only by us as the Registered Holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to exchange the Old Shares held by us for your account. The Exchange Offer provides a procedure for holders to tender by means of guaranteed delivery.

    We request information as to whether you wish us to exchange any or all of the Old Shares held by us for your account upon the terms and subject to the conditions of the Exchange Offer.

    Your attention is directed to the following:

        1. The New Shares will be exchanged for the Old Shares at the rate of one-for-one. The New Shares will accrue dividends (as do the Old Shares) at a rate equal to 12 1/4% per annum from January 15, 1999. Holders of Old Shares that are accepted for exchange will not receive accrued but unpaid dividends thereon on the date of issuance of the New Shares. Such dividend will be paid with the first dividend payment on the New Shares. Dividends on the Old Shares accepted for exchange will cease to accrue on the day prior to the issuance of the New Shares. Beneficial holders whose shares are held of record by Cede & Co. (as nominee for the Depository Trust Company) will not receive any fractional shares in the Exchange Offer or as dividends. Dobson has been advised that any fractional shares otherwise distributable to DTC participants will be sold and the cash distributed. The form and terms of the New Shares are the same in all material respects as the form and terms of the Old Shares (which they replace) except that the New Shares have been registered under the Securities Act of 1933, as amended (the "Securities Act").

        2. Based on the interpretation by the staff of the Securities and Exchange Commission (the "SEC"), New Shares issued pursuant to the Exchange Offer in exchange for Old Shares may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Shares are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Shares.

        3. The Exchange Offer is not conditioned on any minimum number of Old Shares being tendered.
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        4.  Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Shares for, any Old Shares not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Shares, if any of the conditions described in the Prospectus under "The Exchange Offer-- Conditions of the Exchange Offer" exist.

        5.  Tendered Old Shares may be withdrawn at any time prior to 5:00 p.m.,
    New York City time, on [           ], 1999, if such Old Shares have not
    previously been accepted for exchange pursuant to the Exchange Offer.

        6. Any transfer taxes applicable to the exchange of the Old Shares pursuant to the Exchange Offer will be paid by the Company, except as otherwise provided in Instruction 4 of the Letter of Transmittal.

    If you wish to have us tender any or all of your Old Shares, please so instruct us by completing, detaching and returning to us the instruction form attached hereto. An envelope to return your instructions is enclosed. If you authorize a tender of your Old Shares, the entire principal amount of Old Shares held for your account will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

    The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Old Shares in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable securities law.

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